Exhibit 3.1

S T A T E   O F   D E L A W A R E

C E R T I F I C A T E   O F   C O N V E R S I O N

FROM A NON-DELAWARE LIMITED LIABILITY COMPANY TO

A DELAWARE LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.)	The jurisdiction where the Non-Delaware Limited Liability Company first formed is Pennsylvania.

2.)	The jurisdiction immediately prior to filing this Certificate is Pennsylvania.

3.)	The date the Non-Delaware Limited Liability Company first formed is 05/10/2007.

4.)	The name of the Non-Delaware Limited Liability Company immediately prior to filing this Certificate is Shepherd's Finance, LLC.

5.)	The name of the Limited Liability Company as set forth in the Certificate of Formation is Shepherd's Finance, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 28th day of March, A.D. 2012.

By: /s/ Daniel M. Wallach

Authorized Person(s)

Name: Daniel M. Wallach, Manager

Typed or Printed